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                                                                 EXHIBIT (a)(12)

                    COLUMBUS MCKINNON CORPORATION ANNOUNCES
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                   COMPLIANCE WITH FEDERAL TRADE COMMISSION
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                    INFORMATION REQUEST IN CONNECTION WITH
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                   TENDER OFFER FOR YALE INTERNATIONAL, INC.
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                                                           FOR IMMEDIATE RELEASE
                                                                OCTOBER 14, 1996

AMHERST, NY -- Columbus McKinnon Corporation (Nasdaq: CMCO) today announced that in connection with its cash tender offer for the acquisition of Spreckels Industries, Inc. (doing business as Yale International, Inc.) (Nasdaq: YALE) Columbus McKinnon Corporation had, on October 2, 1996, complied with the request for additional information from the Federal Trade Commission. Accordingly, the Hart-Scott-Rodino ten-day waiting period expired on October 12, 1996. As a result, there are no further anti-trust regulatory requirements that must be complied with in connection wit the consummation of its tender offer. The offer is now scheduled to expire at 12:00 midnight, New York City time on October 16, 1996, unless further extended by Columbus McKinnon Corporation.

        Columbus McKinnon Corporation designs, manufactures and sells a broad range of material handling, lifting and positioning products which are sold in the domestic and international markets. Its products are sold through distributors to end-users for numerous applications in the general manufacturing, crane building, mining, construction, transportation, entertainment, power generation, waste management, agriculture, marine, medical and other markets, and to hardware and farm equipment distributors, mass merchandisers and rental outlets for consumer use.

        Columbus McKinnon Corporation Stock trades on the Nasdaq National Market System under the symbol, "CMCO."

        CONTACT: Robert L. Montgomery, Jr. Executive Vice President and Chief
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Financial Officer of Columbus McKinnon Corporation, (716) 689-5400.

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